Exhibit 99.1

CONTACTS:	Sung Lee, Investors
(650) 524-7792

Amy Flood, Media
(650) 522-5643

For Immediate Release

GILEAD  SCIENCES’  CHIEF  FINANCIAL  OFFICER  ROBIN  WASHINGTON
 TO  STEP  DOWN  IN  EARLY  2020

Foster City, Calif., April 30, 2019 — Gilead Sciences, Inc. (Nasdaq: GILD) announced today that Robin Washington, Executive Vice President (EVP) and Chief Financial Officer (CFO), plans to retire from her role, effective March 1, 2020.

Ms. Washington will continue as EVP and CFO while the company works to identify a successor. Should a CFO be named before March 1, 2020, Ms. Washington has agreed to remain in an advisory capacity through the completion of the company’s reporting of 2019 financial results to ensure a smooth transition.

“During my short time here, I have been impressed with the strategic expertise that Robin brings to her role and the dedication she has for our mission and the patients we serve. It is equally clear that she has built a strong team across the organizations she leads,” said Daniel O’Day, Chairman and Chief Executive Officer. “Robin is an outstanding leader and it comes as no surprise that she has agreed to remain with Gilead through the completion of the company’s reporting of 2019 financial results.”

Ms. Washington joined Gilead in 2008 and is currently responsible for leading the company’s finance, investor relations, facilities and operations, and information technology organizations. Ms. Washington also is a Board Director for Honeywell Inc., Salesforce.com and, this afternoon, was named to Alphabet Inc.’s Board of Directors.

“It has been my great honor to serve as Gilead’s CFO for more than 10 years, and to work alongside the talented team we have in place across our CFO organization and Gilead at large. Together, we’ve played a role in the important work this company does to deliver ground-breaking treatment advances to people all over the world,” said Ms. Washington. “I am committed to working with Dan, the rest of the leadership team and my colleagues over the coming months to ensure that this transition process is a seamless one.”

As previously announced, Gilead is reporting first quarter 2019 earnings results on May 2, 2019.

About Gilead Sciences

Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. The company strives to transform and simplify care for people with life-threatening illnesses around the world. Gilead has operations in more than 35 countries worldwide, with headquarters in Foster City, California.

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA phone 650 574 3000 facsimile 650 578 9264	www.gilead.com

Forward-Looking Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors. These risks, including the risk that Ms. Washington may leave prior to the currently anticipated timeline, and other factors could cause actual events to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. These and other risks are described in detail in Gilead’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

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For more information about Gilead, please visit the company’s website at www.gilead.com, follow Gilead on Twitter (@Gilead Sciences) or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.